Exhibit (e)(vii)

LMIS – LEGG MASON FUNDS

ANTI-MONEY LAUNDERING DELEGATION AGREEMENT

Attachment A

Investment Company	Fund

Legg Mason Investment Trust	Legg Mason Opportunity Trust

Legg Mason Global Asset Management Trust	Legg Mason BW International Opportunities Bond Fund

QS Legg Mason Strategic Real Return Fund

Legg Mason BW Diversified Large Cap Value Fund

Legg Mason BW Absolute Return Opportunities Fund

Clearbridge Value Trust

Clearbridge Special Investment Trust

Clearbridge Global Growth Trust

QS Batterymarch International Equity Fund

QS Batterymarch Emerging Markets Fund

QS Batterymarch U.S. Small-Capitalization Equity Portfolio

Legg Mason BW Global Opportunities Bond Fund

Legg Mason BW Classic Large Cap Value Fund

Legg Mason BW Global High Yield Fund

Legg Mason BW Alternative Credit Fund

Miller Income Opportunity Trust

Legg Mason BW Dynamic Large Cap Value Fund

Martin Currie Emerging Markets Fund

Dated as of May 26, 2015